EXHIBIT 10.2

                             EARTHSHELL CORPORATION
                          3916 State Street, Suite 110
                             Santa Barbara, CA 93110



                                  June 8, 2005


Meridian Business Solutions Ltd.
80 East Sir Francis Drake Blvd.
Suite 1A
Larkspur, CA 94939
Attention: Greg Hoffman

         Re: Sublicense Agreement dated as of May 13, 2004 (the "Sublicense Agreement") between EarthShell Corporation ("EarthShell") and Meridian Business Solutions Ltd ("MBS")_______________________
                  -------------------------------------------------------------

Dear Greg:

Reference is hereby made to the Sublicense Agreement; capitalized terms used herein without definition shall have the meaning assigned to them in the Sublicense Agreement. This confirms the agreement of EarthShell and MBS, effective as of the date hereof, to terminate the Sublicense Agreement and all of the rights and obligations of each party thereunder in its and their entirety without further liability to EarthShell or MBS, subject only to those provisions of the Sublicense Agreement that by their terms survive any termination thereof. Each of EarthShell and MBS, for itself, its successors and assigns, hereby covenants not to sue, releases and forever discharges the other party, its successors, assigns, affiliated entities (including, in the case of EarthShell, E. Khashoggi Industries, LLC), directors, officers, managers, beneficial owners, and legal representatives, of and from any claims, demands, actions, cause and causes of action, suits, liabilities, obligations, promises, injuries or damages, of any nature or description in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, or fixed or contingent, which the releasing party now has, or ever had, or which it shall or may have in the future, by reason of the execution, delivery, performance or non-performance (including any breach or default thereof or thereunder) of the Sublicense Agreement or otherwise relating to any fact, circumstance or event occurring before or at the time that this letter agreement is fully executed.

The parties hereto further understand and agree that the release provided in this letter agreement extends to all claims of every nature and any kind whatsoever occurring before or at the time of the execution of this letter agreement, whether known or unknown, suspected or unsuspected, and all rights under California Civil Code Section 1542, which provides as follows

                                                                     May 7, 2005

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The parties hereto hereby expressly waive the foregoing provisions of Section 1542 of the California Civil Code or any analogous federal or state law, and any and all rights which they may have to invoke said provisions, either now or in the future, with respect to any and all matters covered by this Agreement. The parties hereto expressly acknowledge that they have received the advice of counsel prior to signing this Agreement. Consequently, this release is executed knowingly and voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by waiver of
Section 1542 of the California Civil Code. The parties hereto further understand that the facts with respect to which this Agreement is made may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.

EarthShell agrees to refund to MBS the unamortized portion of the $500,000 technology fee paid by MBS to EarthShell in connection with the Sublicense Agreement, which amount equals Two Hundred Ninety One Thousand and Six Hundred and Sixty-Seven Dollars ($291,667) as of the date hereof; provided that such refund shall be simultaneously applied against the amount owing on the $500,000 promissory note from MBS to EarthShell delivered in connection with the Stock Purchase Agreement between EarthShell and Meridian Business Solutions LLC (the current principal balance of which is Four Hundred and Seventy Five Thousand Dollars ($475,000).

The parties acknowledge that EarthShell intends to grant an exclusive license to a third party (which may be an affiliate of EarthShell) that will cover all or part of the same technology, scope, territory and market segments as are covered by the Sublicense Agreement (the "Replacement License Agreement"). EarthShell agrees that, if the Replacement License Agreement is terminated for any reason or if EarthShell does not enter into a Replacement License Agreement within 90 days of the date hereof, and provided that EarthShell is not itself directly exercising any rights in the same territory and market segments, EarthShell, if requested by MBS, will negotiate in good faith the terms of a new license arrangement with MBS that would cover the same technology, scope, territory and market segments as are covered by the Sublicense Agreement. If MBS does not request EarthShell to enter into any such new license arrangement within 60 days after receiving notice from EarthShell that the Replacement License Agreement has terminated or was not entered into by EarthShell within 90 days of the date hereof, or if for any reason MBS does not enter into a new license agreement with EarthShell on substantially the same terms as the Sublicense Agreement within 60 days after MBS delivers such written request to enter into a new license agreement, the rights of MBS with respect to any such new license agreement irrevocably will lapse.


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

                                                                     May 7, 2005

This Agreement supersedes any prior agreement into which MBS and EarthShell have entered relating to the same subject matter, any which agreement is void and of no further force and effect.

Please confirm the agreement of MBS to the foregoing by executing this letter agreement in the place indicated below and returning this letter agreement, as so countersigned, to the undersigned.

                                            Sincerely,


                                            EARTHSHELL CORPORATION

                                            By:  /s/ Simon K. Hodson
                                                 ---------------------------
                                            Its: Chief Executive Officer


AGREED AND ACKNOWLEDGED

MERIDIAN BUSINESS SOLUTIONS LTD.


By: /s/ Greg Hoffman
    ----------------
Its: Managing Member
    ----------------
Date: June 10, 2005
      --------------

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